Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-3 of our report dated May 25, 2005, relating to the consolidated financial statements of Embraer – Empresa Brasileira de Aeronáutica S.A. and subsidiaries included in the Annual Report on Form 20-F for the fiscal year ended on December 31, 2004 of Embraer – Empresa Brasileira de Aeronáutica S.A. appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings “Presentation of Financial Information” and “Experts” in such Prospectus.

DELOITTE TOUCHE TOHMATSU
Auditores Independentes

/s/ DELOITTE TOUCHE TOHMATSU AUDITORES INDEPENDENTES

May 12, 2006
São Paulo, Brazil